FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-63683




PROSPECTUS

                             U.S. TRUST CORPORATION

                              41,127 COMMON SHARES
                             (and associated Rights)


This prospectus relates to an offering by certain shareholders of up to 41,127 Common Shares, par value $1.00 per share, of U.S. Trust Corporation (a New York corporation).


Part of the shares offered by this prospectus have already been acquired by the selling shareholders in connection with the August 31, 1998 purchase by a subsidiary of U.S. Trust Corporation of certain assets from MSBMS (a corporation formerly known as Maier & Siebel, Inc.). The remaining shares may be acquired by the selling shareholders over time, if certain conditions relating to the purchase are met. U.S. Trust Corporation will not receive any of the proceeds from the sale of the shares.


The selling shareholders have advised us that they propose to offer the shares from time to time and in any of several different ways. These include (1) through brokers in ordinary brokerage transactions, (2) to underwriters or dealers in negotiated transactions or (3) by a combination of these methods of sale. The shares may be offered at fixed prices (which may be changed), at market prices at the time of sale, at prices related to prevailing market prices or at negotiated prices.


U.S. Trust Corporation's Nasdaq National Market symbol is "USTC". On September 29, 1998, the closing price reported on the Nasdaq National Market was $ 67 1/2 per share.


Brokers, dealers and underwriters that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933. Any discounts or commissions received by them from the selling shareholders (and any profit on the resale of shares by them) may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may be deemed to be underwriters under the Securities Act.


--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE OFFERED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE OFFERED UNDER THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

--------------------------------------------------------------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1998.

                                TABLE OF CONTENTS

                                                                            PAGE
The Corporation...............................................................2
Where You Can Find More Information...........................................2
Selling Shareholders..........................................................4
Description of the Rights.....................................................5
Plan of Distribution..........................................................6
Use of Proceeds...............................................................7
Forward-looking Statements....................................................7
Validity of Common Shares.....................................................8
Experts.......................................................................8


                                 THE CORPORATION

U.S. Trust Corporation (the "CORPORATION", "WE" or "OUR") is a bank holding company subject to the federal Bank Holding Company Act of 1956, as amended. Through our subsidiaries, we provide investment and asset management, corporate fiduciary and private banking services to individuals and institutional investors. At June 30, 1998, the Corporation had assets under management of $68 billion. Our principal executive office is located at 114 West 47th Street, New York, New York 10036. Our telephone number is (212) 852-1000, and our Internet address is www.ustrust.com.

The Corporation's principal subsidiary is United States Trust Company of New York, a state chartered bank and trust company (the "TRUST COMPANY"). The Trust Company provides trust and banking services to individuals and institutions, including investment management, estate and trust administration, financial planning and corporate trust and agency. The Trust Company is a member bank of the Federal Reserve System and an insured bank of the Federal Deposit Insurance Corporation.

The Corporation's other banking subsidiaries have offices located in California, Connecticut, Florida, New Jersey, Oregon and Texas.


                       WHERE YOU CAN FIND MORE INFORMATION

The Corporation has filed a Registration Statement under the Securities Act of 1933 (the "SECURITIES ACT") that registers the Corporation's Common Shares (and associated preferred stock purchase Rights) offered by this prospectus. (We sometimes refer to these Common Shares and associated Rights collectively as the "SHARES".)

The Registration Statement (including the attached exhibits and schedules) that we filed with the Securities and Exchange Commission (the "COMMISSION") contains additional relevant information about the Corporation and the Shares. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this prospectus.

In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"). You may read and copy this information at the following locations of the Commission:


Public Reference Room     New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center           Citicorp Center
     Room 1024                   Suite 1300            500 West Madison Street
Washington, D.C. 20549    New York, New York 10048           Suite 1400
                                                    Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as the Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

THE COMMISSION ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE COMMISSION. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about the Corporation and our financial condition.

     o    Annual Report on Form 10-K for the year ended December 31, 1997.

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     o The description of our Common Shares set forth in our registration statement on Form 10, dated February 9, 1995 (filed pursuant to
          Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating the description.

     o The description of the Rights associated with our Common Shares set forth in our registration statement on Form 8-A, dated September 5, 1995 (filed pursuant to Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating the description.

This prospectus also incorporates by reference additional documents that we may file with the Commission between the date of this prospectus and the date that the offering of the Shares is terminated. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document from us or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address:

                       Corporate Communications Department
                             U.S. Trust Corporation
                              114 West 47th Street
                            New York, New York 10036
                            Telephone: (212) 852-1000

We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


                              SELLING SHAREHOLDERS

The Shares are being offered by the selling shareholders named below (the "SELLING SHAREHOLDERS"). A portion of the Shares have already been acquired by the Selling Shareholders in connection with the August 31, 1998 purchase by a subsidiary of the Corporation of certain assets from MSBMS, which is a California corporation and was formerly known as Maier & Siebel, Inc. ("MSBMS"). The rest of the Shares may be acquired by the Selling Shareholders over time, if certain conditions relating to the purchase are met. Whether the Selling Shareholders actually will acquire any additional Shares (and the timing of those acquisitions) is uncertain.

The Selling Shareholders are listed below. Beside the name of each Selling Shareholder is the number of the Corporation's Common Shares he or she owns as of September 29, 1998 and the number of those Shares that are being offered by this prospectus. Each of the Selling Shareholders may also receive additional Common Shares in connection with the purchase of assets from MSBMS. These Shares are also being offered by this prospectus, but the amount of such Shares (as well as the amount to be offered by each Selling Shareholder) is not certain at this time. Because the Selling Shareholders may receive additional Shares after the date of this prospectus and because they may not sell all (or even any) of the Shares by means of this prospectus, the number of Shares each will own after this offering is complete is unknown.

                                                      COMMON SHARES
                                                    BENEFICIALLY OWNED            COMMON SHARES
                                                     ON SEPTEMBER 29,            OFFERED BY THIS
        SELLING SHAREHOLDER                                1998                    PROSPECTUS

Kenneth A. Baber                                          2,202                       2,202

Peter K. Maier, Trustee of the Maier Family              23,216                       9,951
1993 Trust  (dated April 5, 1993)

Diana Lynn Maier                                            220                         220

Michele Margaret Maier Fisher                               220                         220

Lawrence A. Mitchell                                     23,784                       2,078

Kenneth F. Siebel                                        37,114                       5,354

Ann K. Stewart, Trustee of the Linsley Family             1,102                       1,102
Trust (dated January 12, 1998)

     TOTAL                                               87,858                      21,127(1)

--------------------
     (1) Does not include additional Common Shares that may be acquired after September 29, 1998 by the Selling Shareholders in connection with the MSBMS transaction. These additional Shares are also being offered by this prospectus.

Kenneth A. Baber, Peter K. Maier, Lawrence A. Mitchell, Kenneth F. Siebel and Ann K. Stewart are officers and directors of MSBMS. Each is also an officer of U.S. Trust Company, National Association ("USTC NA"), which is a subsidiary of the Corporation. In addition, Mr. Baber is a director of Fernhill Holding, Inc. ("FERNHILL"), which is an affiliate of the Corporation; Mr. Maier is a director of USTC NA and a director of Fernhill; and Mr. Siebel is a director of USTC NA and an officer and director of Fernhill. In connection with the MSBMS transaction, each of Mr. Baber, Mr. Maier, Mr. Mitchell, Mr. Siebel and Ms. Stewart entered into 5-year employment agreements that were assigned to a subsidiary of the Corporation.


                            DESCRIPTION OF THE RIGHTS

On August 29, 1995, our Board of Directors declared a dividend granting shareholders one "RIGHT" for each outstanding Common Share of the Corporation they owned. We made this distribution to the holders of record of each Common Share outstanding on September 1, 1995. In addition, we issued and will issue one Right with each Common Share issued after that date and before the "DISTRIBUTION DATE" (which is defined below) and with some Common Shares issued after the Distribution Date.

Each Right is essentially an option that, if it becomes exercisable, gives the owner (as registered on the Corporation's books) the ability to purchase from the Corporation one-hundredth (1/100th) of a Series A Participating Cumulative Preferred Share of the Corporation (a "PREFERRED SHARE") at an initial price of $150. However, until the Distribution Date, the Rights (1) cannot be exercised,
(2) will be evidenced by the certificates for Common Shares and not by separate Right Certificates, and

(3) will be transferable only with Common Shares. The Rights will expire on September 1, 2005, and we can redeem them before that time.

     The "DISTRIBUTION DATE" is defined as the earliest date on which one of the following occurs:

     o Any person (other than the 401(k) Plan and ESOP of the Corporation and certain affiliated companies) or group (including any affiliate or associate of such person or group) acquires, or obtains the rights to acquire, beneficial ownership of 20% or more of the Common Shares that are then outstanding; or

     o With respect to the potential acquisition by any person (other than the 401(k) Plan and ESOP of the Corporation and certain affiliated companies) of beneficial ownership of 25% or more of the outstanding Common Shares, the tenth day after the date of the earlier to occur of
          (1) notice of approval under the Bank Holding Company Act of 1956, (2) notice of nondisapproval under the Change in Bank Control Act or (3) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act with respect to a notification thereunder.

     The Rights may have the effect of inhibiting or deterring a takeover of the Corporation by another entity. You can find a description of the Rights and the Preferred Shares in our Registration Statement on Form 8-A (the "8-A REGISTRATION STATEMENT") dated September 5, 1995, for the registration of the Rights pursuant to Section 12(g) of the Exchange Act. This prospectus incorporates by reference the information contained in the 8-A Registration Statement.


                              PLAN OF DISTRIBUTION

The Selling Shareholders have advised us that they propose to offer the Shares for sale from time to time and in several different ways. For example, they may make sales:

     o    on the Nasdaq Stock Market,
     o on another interdealer quotation system or stock exchange on which the Common Shares are listed at the time,
     o    through negotiated transactions or
     o otherwise at prices related to prevailing market prices or at negotiated prices.

Alternatively, from time to time, one or more of the Selling Shareholders may offer the Shares through brokers, dealers or agents, who may receive compensation in the form of concessions or commissions from any such Selling Shareholders, agents and/or the purchasers for whom they may act as agent.

If necessary, we will prepare another prospectus to describe the method of sale in greater detail. We do not know of any arrangements that the Selling Shareholders have entered into to sell the Shares as of the date of this prospectus, nor do we know which brokerage firms the Selling Shareholders may select to sell their Shares. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than by this prospectus.

The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act. If the Selling Shareholders are considered underwriters, any profits on the sale of Shares by them and any associated discounts or commissions may be considered underwriting compensation under the Securities Act. In addition, if a Selling Shareholder is considered an underwriter, such Selling

Shareholder may be subject to certain statutory liabilities under the Securities Act, including Sections 11 and 12 of the Securities Act.

The Selling Shareholders and any other person participating in a sale or distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Certain rules and regulations issued by the Commission under the Exchange Act (including Regulation M and Rule 10b-5) may limit when the Selling Shareholders (or any other person) may sell or purchase the Shares.

In some jurisdictions, the securities laws require that the Shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

We will not receive any part of the proceeds from the sale of Shares. We will bear all expenses incurred by us in connection with the registration of the Shares under the Securities Act. Each of the Selling Shareholders will pay his or her own expenses (including brokerage commissions, personal legal fees or similar expenses) in connection with the offering and sale of the Shares.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sales of the Shares, but we will bear certain of the expenses. See "Plan of Distribution."

                           FORWARD-LOOKING STATEMENTS

In this prospectus we made certain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These statements may be made directly in this document or may be "incorporated by reference" to other documents. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Among the factors that may cause our actual results to differ from those expressed or implied in the forward-looking statements are the following:

     o General economic or business conditions may be less favorable than expected, resulting in, among other things, a reduced demand for asset management or other financial services, a resulting decrease in the assets under management and a corresponding decrease in fees.

     o Competitive pressures in the investment or asset management, corporate fiduciary or private banking industries may increase significantly.

     o Legislative or regulatory changes may adversely affect the business in which we are engaged.

     o Necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to implement than anticipated.

                            VALIDITY OF COMMON SHARES

The validity of the Shares being offered hereby has been passed upon for the Corporation by our General Counsel, Richard B. Gross, Esq. Mr. Gross beneficially owns less than 1% of the outstanding Common Shares of the Corporation.


                                     EXPERTS

The consolidated balance sheets of the Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the Corporation's 1997 Annual Report on Form 10-K are incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.), independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.